AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NATIVIS, INC.

Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, the following Amended and Restated Articles of Incorporation of Nativis, Inc. (the "***Restated Articles***") are hereby submitted for filing:

ARTICLE I. NAME

The name of this corporation is Nativis, Inc. (the "***Corporation***")

ARTICLE II. SHARES

1. Classes and Series of Capital Stock

The total number of shares which this Corporation is authorized to issue is 50,000,000, consisting of two classes of shares to be designated, respectively, "***Common Stock***" and "***Preferred Stock.***" The total number of shares of Common Stock that this Corporation is authorized to issue is 40,000,000 shares, each with a par value of $0.001. The total number of shares of Preferred Stock that this Corporation is authorized to issue is 10,000,000 shares, each with a par value of $0.001, 1,817,333 of which shall be designated as Series A Preferred Stock (the "***Series A Preferred***") and 2,400,000 of which shall be designated as Series A-1 Preferred Stock (the "***Series A-1 Preferred***"). The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Restated Articles, as determined from time to time by the Board of Directors (the "***Board***") and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares. The Board shall have the authority to fix and determine and to amend, subject to these provisions and the preferences, voting powers, limitations and relative rights of any series of Preferred Stock then outstanding, the designation, preferences, voting powers, limitations and relative rights of the shares of any series that is wholly unissued or to be established and to designate the number of shares within that series, before the issuance of any shares of that series. Unless otherwise specifically provided in the resolution establishing any series, the Board shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding. Without limiting the generality of the foregoing, and subject to the preferences, voting powers, limitations and relative rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

2. Rights, Preferences, Privileges and Restrictions of Preferred

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

(a) Dividends

(i) Subject to the rights of the holders, if any, of any outstanding shares of Preferred Stock of the Corporation having a preferential right to dividends ranking on parity with or superior to the rights of the Series A Preferred and the Series A-1 Preferred, the holders of Series A Preferred and Series A-1 Preferred shall be entitled to receive dividends, payable out of funds legally available therefor, when, as and if declared by the Board acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. The Corporation is entitled, in its sole discretion, to pay dividends in cash or in shares of capital stock of the Corporation. The fair market value of any securities to be delivered to the shareholders pursuant to this Section 2(a) shall be determined in good faith by the Board.

(ii) No dividend shall be paid or declared and set aside in any period with respect to the Series A Preferred unless at the same time the same or higher dividend is paid to the holders of the Series A-1 Preferred. In addition, no dividend shall be paid or declared and set aside in any period with respect to the Common Stock unless at the same time the same or higher dividend is paid to the holders of the Series A Preferred.

(b) Liquidation Preference

(i) Subject to the rights of the holders, if any, of the outstanding shares of Preferred Stock of this Corporation ranking with respect to a Deemed Liquidation (defined below) on parity with or senior to the rights of the holders of the Series A-1 Preferred, in the event of any Deemed Liquidation, either voluntary or involuntary, the holders of the Series A-1 Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred and the Common Stock, the amount of $7.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "***Series A-1 Issue Price***"), plus all accrued or declared but unpaid dividends on such shares. If the assets and funds available for distribution to the holders of the Series A-1 Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series A-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Subject to the rights of the holders of the outstanding shares of Series A-1 Preferred and any other outstanding shares of Preferred Stock of this Corporation ranking with respect to a Deemed Liquidation on parity with or senior to the rights of the holders of the Series A Preferred, in the event of any Deemed Liquidation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in

preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the amount of $0.68782102 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "***Series A Issue Price***"), plus an amount equal to eight percent (8%) on the Series A Issue Price, accruing from the date that the share of Series A Preferred was originally issued, plus all accrued or declared but unpaid dividends on such shares. Subject to the rights of the holders of the outstanding shares of Series A-1 Preferred and any other outstanding shares of Preferred Stock of this Corporation ranking with respect to a Deemed Liquidation on parity with or senior to the rights of the holders of the Series A Preferred, in the event of any Deemed Liquidation, if the assets and funds available for distribution to the holders of the Series A Preferred shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(iii) After payment in full of the preferential amounts has been made to the holders of the Series A-1 Preferred and the Series A Preferred, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

(iv) For purposes of this Section 2(b), a "***Deemed Liquidation***" shall mean any of the following: (A) the Corporation's sale of all or substantially all of its assets, (B) the acquisition of the Corporation (other than a reincorporation for the purpose of changing the Corporation's domicile) by means of merger, share exchange or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation as a result of which the shareholders of the Corporation immediately prior to such transaction hold less than fifty percent of the voting power of the surviving or resulting corporation, or (c) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. In addition, a Deemed Liquidation shall not include a transaction or series of related transactions that is a bona fide equity financing for capital raising purposes in which the Corporation issues equity securities and is the surviving corporation.

(v) The value of any securities to be delivered to the shareholders pursuant to this Section 2(b) shall be determined as follows:

(A) If listed on a national securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day period ending three days prior to the closing;

(B) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day period ending three days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

(c) Conversion

(i) **Right to Convert.**

(A) **Series A Preferred.** Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price (as defined below) by the then effective Series A Conversion Price (as defined below) (such result, the "***Series A Conversion Rate***"). The Original Series A Issue Price and the initial Series A Conversion Price shall be $0.68782102. The Series A Conversion Price is subject to adjustment as provided in this Section 2(c).

(B) **Series A-1 Preferred.** Each share of Series A-1 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A-1 Issue Price (as defined below) by the then effective Series A-1 Voluntary Conversion Price (as defined below) (such result, the "***Series A-1 Voluntary Conversion Rate***"). The Original Series A-1 Issue Price shall be $7.50 and the initial Series A-1 Voluntary Conversion Price shall be $4.6875. The Series A-1 Voluntary Conversion Price is subject to adjustment as provided in this Section 2(c).

(ii) **Automatic Conversion.**

(A) **Series A Preferred.** Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate (i) with the approval, by affirmative vote, written consent or agreement, of the holders of a majority of the then outstanding Series A Preferred, voting together as a class, (ii) upon the prior voluntary conversion of a majority of the Series A Preferred or (iii) immediately prior to the closing of an underwritten initial public offering of Common Stock pursuant to a registration statement filed by the Corporation under the Securities Act of 1933, as amended, for the account of the Corporation to the public (an "***IPO***").

(B) **Series A-1 Preferred.** Each share of Series A-1 Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A-1 Issue Price by the then effective Series A-1 Mandatory Conversion Price (as defined below) (such result, the "***Series A-1 Mandatory Conversion Rate***") (i) with the approval, by affirmative vote, written consent or agreement, of the holders of a majority of the then outstanding Series A-1 Preferred, voting together as a class, or (ii) immediately prior to the closing of an IPO. The initial Series A-1 Mandatory Conversion Price shall be $7.50. The Series A-1 Mandatory Conversion Price is subject to adjustment as provided in this Section 2(c) .

(iii) **Mechanics of Conversion.** No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series A-1 Voluntary Conversion Price or Series A-1 Mandatory Conversion Price, as applicable. Conversion of Preferred Stock at the option of the holder thereof shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Automatic conversion of Preferred Stock pursuant to this section shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. Holders entitled to receive Common Stock upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Preferred Stock unless either (A) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above or (B) the holder (1) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (2) executes an agreement, and at the Corporation's election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver at such office to the holder of the shares of Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.

(iv) **Adjustments of Applicable Conversion Price for Certain Issuances, Splits and Combinations.** The Series A Conversion Price, Series A-1 Voluntary Conversion Price and the Series A-1 Mandatory Conversion Price (as applicable, the "***Applicable Conversion Price***") for the Preferred Stock shall be subject to adjustment from time to time as follows:

(A) **Adjustments for Stock Dividends, Combinations or Splits.** If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the Applicable Conversion Price in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Applicable Conversion Price in effect prior to such event shall be proportionately increased upon the occurrence of such event.

(B) **Adjustments for Other Distributions.** If the Corporation

fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 2(c)), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock under Section 2(c)(i) above immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 2(c).

(C) **Adjustments for Reclassification, Exchange and Substitution.** If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than an event treated under Section 2(b) as a liquidation, dissolution or winding up, and events for which adjustment is made pursuant to Sections 2(c)(iv)(A) or (B) above), the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of such other class or series that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Stock under Section 2(c)(i) above immediately prior to such reclassification, capital reorganization or change.

(D) **No Impairment.** The Corporation will not without first obtaining the consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 2(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(E) **Certificate as to Adjustments.** The Corporation shall promptly compute each adjustment to the Series A Conversion Price, the Series A-1 Voluntary Conversion Price and the Series A-1 Mandatory Conversion Price, as applicable, and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Preferred Stock, the Corporation shall provide such holder a certificate describing any adjustment to the Series A Conversion Price, the Series A-1 Voluntary Conversion Price and the Series A-1 Mandatory Conversion Price, as applicable, the current Series A Conversion Price, Series A-1 Voluntary Conversion Price and Series A-1

Mandatory Conversion Price, as applicable and the amount of Common Stock or other property issuable upon conversion of the applicable Preferred Stock.

(c) **Voting.** Except as expressly provided by these Restated Articles or as required by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation (the "***Bylaws***"), and the holders of Common Stock and Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted pursuant to Section 2(c)(i) above. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3. Rights, Preferences, Privileges and Restrictions of Common Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock or the holders thereof are as follows:

(a) **Dividends.** Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. The Corporation is entitled, in its sole discretion, to pay dividends in cash or in shares of capital stock of the Corporation. The fair market value of any securities to be delivered to the shareholders pursuant to this Section 3(a) shall be determined in good faith by the Board.

(b) **Liquidation.** Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2(a) of this Article II.

(c) **Redemption.** The Common Stock is not redeemable other than at cost in connection with the termination of service.

(d) **Voting.** The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE III. REGISTERED AGENT AND OFFICE

The name of the registered agent of this Corporation and the address of its registered office are as follows:

National Corporate Research Ltd.
1780 Barnes Blvd SW
Tumwater, WA 98512-0410

ARTICLE IV. CUMULATIVE VOTING

The right to cumulate votes in the election of directors to the Board shall not exist with respect to shares of stock of this Corporation.

ARTICLE V. NUMBER OF DIRECTORS

Subject to the provisions of these Restated Articles, the number of directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE VI. BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws and to adopt new Bylaws.

ARTICLE VII. AMENDMENTS TO ARTICLES OF INCORPORATION

This Corporation reserves the right to amend or repeal any of the provisions contained in these Restated Articles in any manner now or hereafter permitted by the Washington Business Corporation Act, as may be amended from time to time, and the rights of the shareholders of this Corporation are granted subject to this restriction.

ARTICLE VIII. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting or a vote if, as long as the Corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

Notice of any such action shall be given to nonconsenting or nonvoting shareholders in accordance with applicable law.

ARTICLE X. VOTING REQUIREMENTS

If shareholder approval of any of the following matters is required under the Washington Business Corporation Act, such matter may be approved by a majority of the votes in each voting group entitled to be cast on such matter: (1) an amendment to the Restated Articles; (2) the plan of merger or share exchange of this Corporation with any other corporation; (3) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by this Corporation of all or substantially all of this Corporation's property other than in the usual and regular course of business or (4) the dissolution of this Corporation. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE XI. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

Dated: June 10, 2014